Exhibit 99.1

INTRA-CELLULAR THERAPIES REPORTS FOURTH QUARTER AND FULL-YEAR 2023 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

Full year 2023 total revenues of $464.4 million, compared to $250.3 million in 2022

Full year 2023 CAPLYTA net product sales were $462.2 million, representing year-over-year growth of 86%. CAPLYTA fourth quarter 2023 net product sales grew to $131.5 million, a 50% increase over the same period in 2022

In 2023, CAPLYTA total prescriptions achieved strong year-over-year growth of 85%

CAPLYTA 2024 net product sales guidance of $645 to $675 million

NEW YORK, February 22, 2024 /GLOBE NEWSWIRE/ — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company focused on the development and commercialization of therapeutics for central nervous system (CNS) disorders, today announced its financial results for the fourth quarter ended December 31, 2023 and provided a corporate update.

“I am very proud of our accomplishments in 2023, including the continued strong uptake of CAPLYTA. In the year ahead, we are focused on continuing CAPLYTA’s momentum and advancing our pipeline. We look forward to the upcoming CAPLYTA Phase 3 read outs in adjunctive MDD and the potential to help a growing number of patients,” said Dr. Sharon Mates, Chairman and CEO of Intra-Cellular Therapies.

FINANCIAL HIGHLIGHTS:

•

Net product sales of CAPLYTA were $462.2 million for the full year 2023. This represents an increase of 86% compared to 2022. This growth was fueled by strong underlying prescription demand which grew 85% year-over-year in 2023.

•	For the fourth quarter 2023, CAPLYTA net product sales reached $131.5 million representing a 50% increase over the fourth quarter of 2022.

•

Net loss for the year ended December 31, 2023 was $139.7 million or $1.46 per share (basic and diluted) compared to a net loss of $256.3 million or $2.72 per share (basic and diluted) for the year ended December 31, 2022. Net loss for the fourth quarter of 2023 was $28.6 million compared to a net loss of $44.0 million for the same period in 2022.

•

Selling, general and administrative (SG&A) expenses were $409.9 million for the year ended December 31, 2023, compared to $358.8 million for the year ended December 31, 2022. This increase is primarily due to an increase in commercialization, marketing and advertising costs.

•

Research and development (R&D) expenses were $180.1 million for the year ended December 31, 2023, compared to $134.7 million for the year ended December 31, 2022. This increase is primarily due to higher lumateperone clinical and non-clinical project costs, and higher non-lumateperone project costs, including the ITI-1284, ITI-214, and ITI-333 programs.

•	Cash, cash equivalents, restricted cash and investment securities totaled $499.7 million at December 31, 2023, compared to $593.7 million at December 31, 2022.

Full Year 2024 Financial Outlook:

•	CAPLYTA 2024 net product sales are expected to be $645 to $675 million.

•

SG&A expenses for the full year 2024 are expected to be $450 to $480 million, including approximately $42.5 million of non-cash, share-based compensation expense. SG&A guidance reflects our commitment to continue to effectively and efficiently support CAPLYTA commercialization through investments in our sales and marketing activities.

•

R&D expenses for the full year 2024 are expected to be $215 to $240 million, including approximately $20 million of non-cash, share-based compensation expense. Our R&D guidance reflects investments to support our broad pipeline. In 2024, we anticipate that a large portion of our total R&D expenditures will be related to our lumateperone development programs as we continue to explore the use of lumateperone in additional patient populations.

	2024 Guidance (in $ millions)
	low	high
CAPLYTA Net Product Sales (GAAP)	$645	$675
SG&A expenses (GAAP)	$450	$480
R&D expenses (GAAP)	$215	$240

COMMERCIAL HIGHLIGHTS

•

Successfully continued the launch of CAPLYTA for the treatment of bipolar depression in adults. In 2023, CAPLYTA strong prescription demand continued with 85% total prescription growth over 2022. In the fourth quarter, total prescriptions of CAPLYTA increased 55% over the same period in 2022, and 10% sequentially over the third quarter of 2023.

•

In 2023, we continued to improve market access for CAPLYTA across all three major channels. Our market access for CAPLYTA covers approximately 90% of commercially insured lives and greater than 99% of the Medicare Part D and Medicaid lives.

•	Our LytaLink patient and prescriber support program continues to be very effective in supporting patient access to CAPLYTA.

CLINICAL HIGHLIGHTS

Lumateperone:

•

Adjunctive MDD program: Studies 501, 502 and 505 are our global Phase 3 clinical trials evaluating lumateperone 42 mg as an adjunctive therapy to antidepressants for the treatment of major depressive disorder. Study 501 is fully enrolled and most patients have completed treatment. We allowed the small number of patients who were in screening when we reached our previously determined enrollment target to continue and be randomized to the double-blind treatment phase of the study. As a result, we expect to report topline results from Study 501 in April of this year. In addition, we expect to report topline results from Study 502 late in the second quarter of this year. Subject to those results, we continue to anticipate filing a supplemental New Drug Application with the FDA in the second half of 2024.

•

Mixed Features program: In 2023, we reported robust positive results from Study 403, our clinical trial evaluating lumateperone in patients with major depressive disorder exhibiting mixed features and patients with bipolar depression exhibiting mixed features In this study, lumateperone 42 mg was statistically significant on the primary endpoint of symptom reduction on the Montgomery Asberg Depression Rating Scale (MADRS) for the combined mixed features patient population of MDD and bipolar depression and the individual patient populations of MDD with mixed features and bipolar depression with mixed features. The robust effect sizes ranged from 0.64 to 0.67. Lumateperone was generally safe and well tolerated, with a side effect profile consistent with prior trials. There were no notable changes in weight, body mass index or waist circumference and no clinically relevant changes in metabolic parameters. Last year, we presented results from Study 403 at several medical conferences including the Psych Congress, the European College of Neuropsychopharmacology Congress and the American College of Neuropsychopharmacology annual meeting.

•

Lumateperone pediatric program: We have commenced our lumateperone pediatric program. This program includes an open-label safety study in schizophrenia and bipolar disorder; a double-blind, placebo-controlled study in bipolar depression and two double-blind, placebo-controlled studies in irritability associated with autism spectrum disorder. The patient enrollment in the open-label safety study has commenced.

•

Lumateperone Long Acting Injectable (LAI) formulation: The goal of the program is to develop LAI formulations that are effective, safe, and well-tolerated with treatment durations of one month or longer. For our first LAI formulation, we have completed the pre-clinical development and conducted a Phase 1 single ascending dose study. We expect to initiate a Phase 1 single ascending dose study with four additional formulations in the first half of 2024.

Other pipeline programs:

•	ITI-1284-ODT-SL program: ITI-1284 is a deuterated form of lumateperone, a new chemical entity formulated as an oral disintegrating tablet for sublingual administration.

In 2023, we advanced several Phase 1 studies. We have initiated Phase 2 programs evaluating ITI-1284 in generalized anxiety disorder (GAD), psychosis in Alzheimer’s disease, and agitation in Alzheimer’s disease and anticipate commencing patient enrollment in the first half of 2024.

•	Phosphodiesterase type I inhibitor (PDE1) program: Our portfolio of PDE1 inhibitors continues to advance clinical development.

Lenrispodun (ITI-214) Parkinson’s disease (PD) program: Patient enrollment in our Phase 2 clinical trial is ongoing. The objective of this study is to evaluate improvements in motor symptoms in patients with PD. Changes in cognition and inflammatory biomarkers are also being assessed. We expect to complete patient enrollment in late 2024 with topline results anticipated in the first half of 2025.

ITI-1020 cancer immunotherapy program: Our Phase 1 single ascending dose study in healthy volunteers is progressing. The objective of this study is to evaluate pharmacokinetics, safety, and tolerability of different doses of ITI-1020.

•

ITI-333 program: ITI-333, a 5-HT2A receptor antagonist and µ-opioid receptor partial agonist, provides potential utility in the treatment of opioid use disorder and pain. A multiple ascending dose study and a positron emission tomography (PET) study are both ongoing.

•

ITI-1500 Non-Hallucinogenic Psychedelic Program: In 2023, we introduced the ITI-1500 program. This program is focused on the development of novel non-hallucinogenic psychedelics for the treatment of mood, anxiety and other neuropsychiatric disorders without the liabilities of known psychedelics, including the hallucinogenic potential and risk for cardiac valvular pathologies. Our lead product candidate in this program, ITI-1549, is advancing through IND enabling studies and is expected to enter human testing in late 2024 or early 2025.

Conference Call and Webcast Details

The Company will host a live conference call and webcast today at 8:30 AM Eastern Time to discuss the Company’s financial results and provide a corporate update. To attend the live conference call by phone, please use this registration link (https://register.vevent.com/register/BI4a916e3aa80448ae8e675216382f1cf2). All participants must use the link to complete the online registration process in advance of the conference call.

The live and archived webcast can be accessed under “Events & Presentations” in the Investors section of the Company’s website at www.intracellulartherapies.com. Please log in approximately 5-10 minutes prior to the event to register and to download and install any necessary software.

CAPLYTA® (lumateperone) is indicated in adults for the treatment of schizophrenia and for the treatment of depressive episodes associated with bipolar I or II disorder (bipolar depression) as monotherapy and as adjunctive therapy with lithium or valproate.

Important Safety Information

Boxed Warnings:

•

Elderly patients with dementia-related psychosis treated with antipsychotic drugs are at an increased risk of death. CAPLYTA is not approved for the treatment of patients with dementia-related psychosis.

•

Antidepressants increased the risk of suicidal thoughts and behaviors in pediatric and young adults in short-term studies. All antidepressant-treated patients should be closely monitored for clinical worsening, and for emergence of suicidal thoughts and behaviors. The safety and effectiveness of CAPLYTA have not been established in pediatric patients.

Contraindications: CAPLYTA is contraindicated in patients with known hypersensitivity to lumateperone or any components of CAPLYTA. Reactions have included pruritus, rash (e.g., allergic dermatitis, papular rash, and generalized rash), and urticaria.

Warnings & Precautions: Antipsychotic drugs have been reported to cause:

•	Cerebrovascular Adverse Reactions in Elderly Patients with Dementia-Related Psychosis, including stroke and transient ischemic attack. See Boxed Warning above.

•

Neuroleptic Malignant Syndrome (NMS), which is a potentially fatal reaction. Signs and symptoms include: high fever, stiff muscles, confusion, changes in breathing, heart rate, and blood pressure, elevated creatinine phosphokinase, myoglobinuria (and/or rhabdomyolysis), and acute renal failure. Patients who experience signs and symptoms of NMS should immediately contact their doctor or go to the emergency room.

•

Tardive Dyskinesia, a syndrome of uncontrolled body movements in the face, tongue, or other body parts, which may increase with duration of treatment and total cumulative dose. TD may not go away, even if CAPLYTA is discontinued. It can also occur after CAPLYTA is discontinued.

•

Metabolic Changes, including hyperglycemia, diabetes mellitus, dyslipidemia, and weight gain. Hyperglycemia, in some cases extreme and associated with ketoacidosis, hyperosmolar coma or death, has been reported in patients treated with antipsychotics. Measure weight and assess fasting plasma glucose and lipids when initiating CAPLYTA and monitor periodically during long-term treatment.

•

Leukopenia, Neutropenia, and Agranulocytosis (including fatal cases). Complete blood counts should be performed in patients with pre-existing low white blood cell count (WBC) or history of leukopenia or neutropenia. CAPLYTA should be discontinued if clinically significant decline in WBC occurs in absence of other causative factors.

•

Decreased Blood Pressure & Dizziness. Patients may feel lightheaded, dizzy or faint when they rise too quickly from a sitting or lying position (orthostatic hypotension). Heart rate and blood pressure should be monitored and patients should be warned with known cardiovascular or cerebrovascular disease. Orthostatic vital signs should be monitored in patients who are vulnerable to hypotension.

•

Falls. CAPLYTA may cause sleepiness or dizziness and can slow thinking and motor skills, which may lead to falls and, consequently, fractures and other injuries. Patients should be assessed for risk when using CAPLYTA.

•	Seizures. CAPLYTA should be used cautiously in patients with a history of seizures or with conditions that lower seizure threshold.

•	Potential for Cognitive and Motor Impairment. Patients should use caution when operating machinery or motor vehicles until they know how CAPLYTA affects them.

•

Body Temperature Dysregulation. CAPLYTA should be used with caution in patients who may experience conditions that may increase core body temperature such as strenuous exercise, extreme heat, dehydration, or concomitant anticholinergics.

•	Dysphagia. CAPLYTA should be used with caution in patients at risk for aspiration.

Drug Interactions: CAPLYTA should not be used with CYP3A4 inducers. Dose reduction is recommended for concomitant use with strong CYP3A4 inhibitors or moderate CYP3A4 inhibitors.

Special Populations: Newborn infants exposed to antipsychotic drugs during the third trimester of pregnancy are at risk for extrapyramidal and/or withdrawal symptoms following delivery. Dose reduction is recommended for patients with moderate or severe hepatic impairment.

Adverse Reactions: The most common adverse reactions in clinical trials with CAPLYTA vs. placebo were somnolence/sedation, dizziness, nausea, and dry mouth.

CAPLYTA is available in 10.5 mg, 21 mg, and 42 mg capsules.

Please click here to see full Prescribing Information including Boxed Warning.

About CAPLYTA (lumateperone)

CAPLYTA 42 mg is an oral, once daily atypical antipsychotic approved in adults for the treatment of schizophrenia and the treatment of depressive episodes associated with bipolar I or II disorder (bipolar depression) as monotherapy and as adjunctive therapy with lithium or valproate. While the mechanism of action of CAPLYTA is unknown, the efficacy of CAPLYTA could be mediated through a combination of antagonist activity at central serotonin 5-HT2A receptors and postsynaptic antagonist activity at central dopamine D2 receptors.

Lumateperone is being studied for the treatment of major depressive disorder, and other neuropsychiatric and neurological disorders. Lumateperone is not FDA-approved for these disorders.

About Intra-Cellular Therapies

Intra-Cellular Therapies is a biopharmaceutical company founded on Nobel prize-winning research that allows us to understand how therapies affect the inner-workings of cells in the body. The company leverages this intracellular approach to develop innovative treatments for people living with complex psychiatric and neurologic diseases. For more information, please visit www.intracellulartherapies.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, our financial and operating performance, including our future revenues and expenses; our expectations regarding the commercialization of CAPLYTA; our plans to conduct clinical or non-clinical trials and the timing of developments with respect to those trials, including enrollment, initiation or completion of clinical conduct, or the availability of results; plans to make regulatory submissions to the FDA and the timing of such submissions; whether clinical trial results will be predictive of future real-world results; whether CAPLYTA will serve an unmet need; the goals of our development programs; our beliefs about the potential utility of our product candidates; and development efforts and plans under the caption “About Intra-Cellular Therapies.” All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: there are no guarantees that CAPLYTA will be commercially successful; we may encounter issues, delays or other challenges in commercializing CAPLYTA; whether CAPLYTA receives adequate reimbursement from third-party payors; the degree to which CAPLYTA receives acceptance from patients and physicians for its approved indications; challenges associated with execution of our sales activities, which in each case could limit the potential of our product; results achieved in CAPLYTA in the treatment of schizophrenia and bipolar depression following commercial launch of the product may be different than observed in clinical trials, and may vary among patients; challenges associated with supply and manufacturing activities, which in each case could limit our sales and the availability of our product; risks associated with our current and planned clinical trials; we may encounter unexpected safety or tolerability issues with CAPLYTA following commercial launch for the treatment of schizophrenia or bipolar depression or in ongoing or future trials and other development activities; our other product candidates may not be successful or may take longer and be more costly than anticipated; product candidates that appeared promising in earlier research and clinical trials may not demonstrate safety and/or efficacy in larger-scale or later clinical trials or in clinical trials for other indications; our proposals with respect to the regulatory path for our product candidates may not be acceptable to the FDA; our reliance on collaborative partners and other third parties for development of our product candidates; impacts on our business, including on the commercialization of CAPLYTA and our clinical trials, as a result of the COVID-19 pandemic, the conflicts in Ukraine and the Middle East, global economic uncertainty, inflation, higher interest rates or market disruptions; and the other risk factors detailed in our public filings with the Securities and Exchange Commission. All statements contained in this press release are made only as of the date of this press release, and we do not intend to update this information unless required by law.

Contact:

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Cameron Radinovic

cradinovic@burnsmc.com

212-213-0006

INTRA-CELLULAR THERAPIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except share and per share amounts) (Unaudited) (1)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues
Product sales, net	$131,506	$87,433	$462,175	$249,132
Grant revenue	593	436	2,195	1,182

Total revenues, net	132,099	87,869	464,370	250,314
Operating expenses:
Cost of product sales	10,702	6,788	33,745	20,443
Selling, general and administrative	104,720	94,631	409,864	358,782
Research and development	50,774	33,862	180,142	134,715

Total operating expenses	166,196	135,281	623,751	513,940

Loss from operations	(34,097)	(47,412)	(159,381)	(263,626)
Interest income	5,966	3,386	20,343	7,376

Loss before provision for income taxes	(28,131)	(44,026)	(139,038)	(256,250)
Income tax expense	(448)	—	(636)	(6)

Net loss	$(28,579)	$(44,026)	$(139,674)	$(256,256)

Net loss per common share:
Basic & Diluted	$(0.30)	$(0.45)	$(1.46)	$(2.72)
Weighted average number of common shares:
Basic & Diluted	96,285,558	94,516,794	95,881,729	94,046,670

(1)

The condensed consolidated statements of operations for the three and twelve months ended December 31, 2023 and 2022 have been derived from the financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

INTRA-CELLULAR THERAPIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share amounts) (Unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$147,767	$148,615
Investment securities, available-for-sale	350,174	443,290
Restricted cash	1,750	1,750
Accounts receivable, net	114,018	75,189
Inventory	11,647	23,920
Prepaid expenses and other current assets	42,443	45,193

Total current assets	667,799	737,957
Property and equipment, net	1,654	1,913
Right of use assets, net	12,928	14,824
Inventory, non-current	38,621	—
Other assets	7,293	86

Total assets	$728,295	$754,780

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,452	$10,395
Accrued and other current liabilities	27,944	19,657
Accrued customer programs	53,173	25,621
Accrued employee benefits	27,364	22,996
Operating lease liabilities	3,612	4,567

Total current liabilities	123,545	83,236
Operating lease liabilities, non-current	13,326	15,474

Total liabilities	136,871	98,710
Stockholders’ equity:
Common stock, $0.0001 par value: 175,000,000 shares authorized at December 31, 2023 and December 31, 2022, respectively; 96,379,811 and 94,829,794 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	10	9
Additional paid-in capital	2,208,470	2,137,737
Accumulated deficit	(1,617,160)	(1,477,486)
Accumulated comprehensive income (loss)	104	(4,190)

Total stockholders’ equity	591,424	656,070

Total liabilities and stockholders’ equity	$728,295	$754,780

The condensed consolidated balance sheets at December 31, 2023 and December 31, 2022 have been derived from the financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.